Exhibit 10.34

AGREEMENT

THIS AGREEMENT MADE AND ENTERED INTO as of this 1st day of January, 2016 (the “Effective Date”), by and between FOREST CITY EMPLOYER, LLC of Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio 44113-2267, hereinafter referred to as “Company”, and CHARLES A. RATNER (“Employee”).
WHEREAS, the Company desires to employ Employee, and Employee desires to accept such employment, as of the Effective Date.
NOW, THEREFORE, it is agreed that:
1.    The Employment Agreement dated July 20, 2005, as amended, and Employee’s employment with Forest City Enterprises, Inc., shall terminate effective immediately prior to the Effective Date and this Employment Agreement shall become effective as of the Effective Date.
2.    The Employee, in consideration of the promises and agreements of the Company herein contained, hereby accepts employment with the Company for a period of one (1) year commencing on the Effective Date. During that period, Employee agrees to serve as an Executive and Officer of Forest City Realty Trust, Inc. (“Forest City”) (Forest City, the Company, and any of their respective affiliates or subsidiaries are referred to herein collectively as the “Forest City Group”). Employee will perform such duties as may be required of him in such capacities by the Forest City Group, faithfully, honestly, diligently and to the satisfaction of the Forest City Group. Employee’s employment with the Company shall continue for additional periods of one (1) year each until termination by mutual consent, death, or by either party giving ninety (90) days written notice to either amend or terminate this Employment Agreement to the other party prior to the termination of any such one (1) year period.
3.    In consideration whereof, the Company promises and agrees to pay the Employee a base salary of FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($400,000.00) per year, payable from time to time during each employment year.
4.     In consideration of this Employment Agreement, if the Employee dies while in the employ of the Company, the Company agrees to pay to the beneficiaries of the Employee as stipulated in his Will, or designated by written notice to the Company from the Employee during his lifetime, or designated by operation of law if the Employee dies intestate, FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00) per year for a period of five (5) years following the decease of said Employee: said sum to be payable in quarterly installments to said beneficiaries of said deceased Employee.

5.    It is mutually agreed by and between the parties hereto that the Company may cancel or terminate this Employment Agreement at any time prior to the expiration of said one (1) year period, or any renewal thereof, without notice, for any conduct on the part of the Employee which injures the Forest City Group’s business, such as, but not limited to, intemperance, negligence, failure to follow instructions or perform and fulfill the obligations on the Employee’s part to be performed hereunder to the satisfaction of the Forest City Group.

6.     Noncompetition: The Company acknowledges that the Employee owns and will continue to own, alone or in conjunction with others, certain retail and residential properties which have not been transferred to the Forest City Group. These properties may be managed, developed, expanded, operated and sold by the owners, independently of the business of the Forest City Group. Should Employee sell property, Employee may purchase additional property, to effectuate a Section 1031 tax free exchange under the Internal Revenue Code, with the prior approval of the Audit Committee of Forest City. Except for this property, and any potential purchase of property to effect a tax deferred transaction, Employee will engage in all business activities of the type conducted by the Forest City Group only through and on behalf of the Forest City Group, as long as he is employed by the Company. Employee further agrees to update the disclosure of real estate holdings on an annual basis in connection with any annual conflict of interest questionnaire distributed to management, as required by the Audit Committee of Forest City.

Employee may invest in commercial, industrial and residential real estate properties or projects as a passive investor holding directly and indirectly, up to 10 percent (10%) of the equity of any such entity, as long as such ownership interest is not deemed a majority or controlling interest in the entity. For purposes of this provision, Employee will be deemed to be a passive investor in an entity only if he does not, directly or indirectly, participate in or control either the day to day or strategic management of the entity.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

FOREST CITY EMPLOYER, LLC

By Forest City Rental Properties, LLC, the sole manager

By Forest City Enterprises, L.P., the sole manager

By Forest City Realty Trust, Inc., its general partner

/s/ SCOTT S. COWEN
By:    Scott S. Cowen
Its:    Chairman of the Compensation Committee

ACCEPTED AND AGREED

/s/ CHARLES A. RATNER
CHARLES A. RATNER, Employee

GUARANTEE

In order to induce Employee to enter into the foregoing Employment Agreement, Forest City hereby unconditionally and irrevocably guarantees to Employee and Employee’s estate and legal representatives that it will cause the Company to perform each and all of its obligations under this Employment Agreement in accordance with the terms hereof. This guarantee of performance is a principal obligation of the undersigned and shall continue in full force and effect notwithstanding any amendments or modifications to this Employment Agreement.

FOREST CITY REALTY TRUST, INC.

/s/ SCOTT S. COWEN
By:     Scott S. Cowen
Its:    Chairman of the Compensation Committee of the Board of Directors

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